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                                                                    EXHIBIT 99.1

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT



The Board of Directors and Stockholders
Of Input/Output, Inc. and subsidiaries


         We have reviewed the accompanying consolidated balance sheet of Input/Output, Inc. and subsidiaries as of March 31, 2001, the related consolidated statements of operations and cash flows for the three-month periods ended March 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is an expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

         We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Input/Output, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the seven-month period ended December 31, 2000 (not presented herein); and in our report dated February 1, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                             KPMG LLP
Houston, Texas
April 23, 2001